Exhibit 21.1

Subsidiaries of Registrant*

Name of Subsidiary	Jurisdiction
Teamshares LLC	Delaware
Teamshares Continuity Holdings, LLC	Delaware

*	All subsidiaries are wholly owned by the Registrant